Exhibit 99.1

For Immediate Release Citigroup Inc. (NYSE: C) March 1, 2007

Citi Announces Industry Leading Changes to its Credit Card Practices

To End "Universal Default" and "Any Time for Any Reason" Changes

NEW YORK - As part of its commitment to lead the industry in putting its clients first with excellent service and business practices, Citi today announced it was making two significant changes in its Citi-branded credit card business.

Citi is eliminating the industry practice of increasing interest rates for individual cardholders due to their defaults on financial commitments with other parties, sometimes known as "universal default". Until now, Citi has given customers the right to opt out of any such increase. But with this announcement, Citi is going even further, abandoning the practice altogether for all customers.

Citi is also eliminating "any time for any reason" increases to the rates and fees of its customers' accounts. Traditionally, credit card issuers have taken the position that they can increase the rates and fees of a cardholder's account at any time for any reason; for example, to respond to general conditions in the financial markets. As a result of the new policy, Citi will not voluntarily increase the rates and fees of the account until the card expires and a new card is issued (typically two years).

Now, the only reason the rates and fees will increase before the card expires is if a customer pays Citi late, exceeds the credit limit or pays with a check that bounces. When the interest rate on the card is linked to the prime rate, the rate would change only as the prime rate moves up or down.

Vik Atal, Chairman and CEO, Citi Cards NA, said: "We believe that making changes to what have been - until now - basic credit card practices is proof of our ongoing commitment to put our customers first.

"We at Citi are committed to creating a positive experience for our customers. We do this by providing flexibility on payment dates, issuing email or text message alerts when bills are coming due or when a credit limit is approaching, protecting their personal information, and by constantly looking for ways to make our billing statements easier to read and understand."

John Taylor, President and CEO of National Community Reinvestment Coalition, said: "We applaud Citi's move to eliminate ‘universal default' and ‘any time for any reason.' Clearly this raises the bar for the industry and protects consumers in a way that other credit card issuers do not."

The universal default elimination announced today is effective immediately. The "any time for any reason" changes are effective immediately for new customers, will be implemented for existing bankcard customers by April and will be reflected in Citi's customer communications by summer.

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About Citi
Citi, the leading global financial services company, has some 200 million customer accounts and does business in more than 100 countries, providing consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, and wealth management. Major brand names under the trademark red arc include: Citibank, CitiFinancial, Primerica, Citi Smith Barney and Banamex. Additional information may be found at www.citigroup.com or www.citi.com.

Media Contacts:

Samuel Wang
(212) 559-0499
wangs@citigroup.com

Stephen Silverman
(212) 793-0321
silvermans@citigroup.com